Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of April 26, 2019, by and between Contango Oil & Gas Company, a Delaware corporation (“Contango Delaware”), and MCF Merger Sub Corp., a Texas corporation (“Contango Texas”).

RECITALS

WHEREAS, Contango Delaware owns all of the issued and outstanding shares of capital stock of Contango Texas.

WHEREAS, Contango Delaware desires to reorganize as a Texas corporation by the merger of Contango Delaware with and into Contango Texas (the “Merger”), with Contango Texas continuing as the surviving corporation of the Merger.

WHEREAS, the board of directors of Contango Delaware (the “Contango Delaware Board”) has (i) determined that this Agreement and the Merger are advisable and in the best interests of Contango Delaware and its stockholders, (ii) approved and adopted this Agreement and the Merger, (iii) resolved to submit this Agreement and the Merger to Contango Delaware’s stockholders for their approval, and (iv) resolved to recommend to Contango Delaware’s stockholders that they vote in favor of the adoption and approval of this Agreement and the Merger.

WHEREAS, the board of directors of Contango Texas has (i) determined that this Agreement and the Merger are advisable and in the best interests of Contango Delaware and its stockholder and (ii) approved and adopted this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Contango Delaware and Contango Texas hereby agree as follows:

1. THE MERGER. In accordance with the Texas Business Organizations Code, as amended (the “TBOC”), and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and subject to, and upon the terms and conditions of, this Agreement, Contango Delaware shall be merged with and into Contango Texas, the separate corporate existence of Contango Delaware shall cease, and Contango Texas shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be “Contango Oil & Gas Company”. At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the TBOC and DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Contango Delaware and Contango Texas shall vest in the Surviving Corporation, and all debts, liabilities and duties of Contango Delaware and Contango Texas shall become the debts, liabilities and duties of the Surviving Corporation, all as provided in the applicable provisions of the TBOC and DGCL.

2. EFFECTIVE TIME. On the date of the closing of the Merger, Contango Delaware and Contango Texas shall file certificates of merger (the “Certificates of Merger”) with the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the TBOC and the DGCL. The Merger shall become effective upon the later filing of the Certificates of Merger or at such later time as specified in the Certificates of Merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

3. CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of formation of Contango Texas as in force and effect immediately prior to the Effective Time, shall be amended and restated in its entirety by the Amended and Restated Certificate of Formation in the form attached hereto as Exhibit A, which Amended and Restated Certificate of Formation shall become, at the Effective Time, the certificate of formation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter duly amended in accordance with the provisions thereof and applicable law.

4. BYLAWS. At the Effective Time, the bylaws of Contango Texas as in force and effect immediately prior to the Effective Time shall be amended to change the name of Contango Texas to “Contango Oil & Gas Company”, each reference therein to “MCF Merger Sub Corp.” shall be changed to “Contango Oil & Gas Company” and, as so amended, shall become, at the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter duly amended in accordance with the provisions thereof and applicable law.

5. DIRECTORS. The parties shall take all actions necessary so that the directors of Contango Delaware in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and the Surviving Corporation Bylaws, or as otherwise provided by law.

6. OFFICERS. The parties shall take all actions necessary so that the officers of Contango Delaware in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and the Surviving Corporation Bylaws, or as otherwise provided by law.

7. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Contango Delaware or Contango Texas acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Contango Delaware and Contango Texas, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Contango Delaware and Contango Texas or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

8. CONVERSION OF CAPITAL SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Contango Delaware, Contango Texas or any holder of any securities thereof:

(a) Each share of common stock, par value $0.04 per share, of Contango Delaware (the “Contango Delaware Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.04 per share, of the Surviving Corporation (the “Contango Texas Common Stock”).

(b) Each share of Contango Delaware Common Stock held in the Contango Delaware treasury immediately prior to the Effective Time shall be converted into one share of Contango Texas Common Stock held in the Surviving Corporation’s treasury.

(c) Each share of Contango Texas Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished without any consideration paid therefor.

9. TREATMENT OF CONTANGO DELAWARE OPTIONS AND CONTANGO DELAWARE STOCK-BASED AWARDS.

(a) Effective as of the Effective Time, automatically and without any action on the part of the holder thereof: (i) each option to purchase shares of Contango Delaware Common Stock granted under the Crimson Exploration Inc. Amended and Restated 2005 Stock Incentive Plan or the Contango Oil & Gas Company

Amended and Restated 2009 Incentive Compensation Plan (collectively, the “Contango Delaware Equity Plans”) or otherwise (each option so issued, a “Contango Delaware Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire shares of Contango Delaware Common Stock and shall be converted into an option to purchase shares of Contango Texas Common Stock, on substantially the same terms and conditions (including exercise price and vesting schedule) as applied to such Contango Delaware Option immediately prior to the Effective Time (each as so converted, a “Contango Texas Option”) and (ii) each right of any kind, vested or unvested, contingent or accrued, to receive shares of Contango Delaware Common Stock or benefits measured in whole or in part by reference to the value of Contango Delaware Common Stock whether granted under the Contango Delaware Equity Plans or otherwise outstanding as of the Effective Time, other than Contango Delaware Options (each, a “Contango Delaware Stock-Based Award”), shall, in each case, be converted into a substantially similar award for, or with respect to, shares of Contango Texas Common Stock on substantially the same terms and conditions (including vesting schedule) as applied to such Contango Delaware Stock-Based Award immediately prior to the Effective Time (each as so converted, a “Contango Texas Stock-Based Award”).

(b) Prior to the Effective Time, Contango Delaware shall take all corporate action necessary to provide for the treatment of the Contango Delaware Options, the Contango Texas Options, the Contango Delaware Stock-Based Awards and the Contango Texas Stock-Based Awards as set forth in this Section 9.

10. EXCHANGE MECHANICS.

(a) At and after the Effective Time, each share certificate which immediately prior to the Effective Time represented outstanding shares of Contango Delaware Common Stock (a “Delaware Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number of shares of Contango Texas Common Stock into which the shares of Contango Delaware Common Stock represented by such Delaware Certificate immediately prior to the Effective Time have been converted pursuant to this Agreement. The registered holder of any Delaware Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of Contango Delaware (or of the transfer agent in respect of the Contango Delaware Common Stock), immediately prior to the Effective Time, shall, until such Delaware Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends or other distributions on the shares of Contango Texas Common Stock into which the shares of Contango Delaware Common Stock represented by any such Delaware Certificate have been converted pursuant to this Agreement.

(b) Each holder of a Delaware Certificate shall, upon the surrender of such Delaware Certificate to the Surviving Corporation (or the transfer agent in respect of the Contango Texas Common Stock) for cancellation after the Effective Time, be entitled to receive from the Surviving Corporation (or the transfer agent in respect of the Contango Texas Common Stock), a certificate (a “Texas Certificate”) representing the number of shares of Contango Texas Common Stock into which the shares of Contango Delaware Common Stock represented by such Delaware Certificate have been converted pursuant to this Agreement. If any such Texas Certificate is to be issued in a name other than that in which the Delaware Certificate surrendered for exchange is registered, such exchange shall be conditioned upon (i) the Delaware Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the Texas Certificate in a name other than that of the registered holder of the Delaware Certificate surrendered, or establishing to the satisfaction of the Surviving Corporation, or the transfer agent in respect of the Contango Texas Common Stock, that such tax has been paid or is not applicable.

(c) Where no Delaware Certificate has been issued in the name of a holder of shares of Contango Delaware Common Stock, a “book entry” (i.e., a computerized or manual entry) shall be made in the shareholder records of the Surviving Corporation to evidence the issuance to such holder of an equal number of shares of Contango Texas Common Stock.

11. STOCKHOLDER APPROVAL. This Agreement will be submitted to a vote of the stockholders of the Contango Delaware for their consideration and adoption at a meeting of such stockholders in accordance with the provisions of Section 252 of the DGCL. In the event that this Agreement shall not be adopted by the requisite vote of the stockholders of Contango Delaware entitled to vote thereon, this Agreement shall thereupon terminate without further action of the parties hereto.

12. STOCK EXCHANGE LISTING. The parties hereto shall use their reasonable best efforts to cause the shares of Contango Texas Common Stock to be issued in the Merger to be approved for listing on the NYSE American exchange, subject to official notice of issuance, prior to the Effective Time.

13. NO APPRAISAL RIGHTS. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Contango Texas Common Stock in connection with the Merger.

14. TERMINATION. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, by action of the Contango Delaware Board. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither Contango Delaware, Contango Texas nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

15. AMENDMENTS. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify, amend or supplement this Agreement, whether before or after the adoption of this Agreement by the stockholders of Contango Delaware; provided, however, that after any such adoption, there shall not be made any amendment that by law requires the further approval by the stockholders of Contango Delaware without such further approval.

16. GOVERNING LAW. This Agreement and all claims and causes of action hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except that the DGCL shall apply to the Merger, and any other provisions set forth herein that are governed by the DGCL.

17. SERVICE OF PROCESS. The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of the State of Delaware, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, and does hereby irrevocably appoint the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or proceeding. The address to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware is 717 Texas Ave., Suite 2900, Houston Texas 77002.

18. PLAN OF REORGANIZATION. Each party to this Agreement agrees to treat the Merger for all income tax purposes as a “reorganization” within the meaning of Section 368(a)(1)(f) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

20. ENTIRE AGREEMENT. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

21. SEVERABILITY. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

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IN WITNESS WHEREOF, the Contango Texas and Contango Delaware have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CONTANGO OIL & GAS COMPANY

By:	/s/ E. Joseph Grady
Name:	E. Joseph Grady
Title:	Senior Vice President and Chief Financial Officer

MCF MERGER SUB CORP.

By:	/s/ E. Joseph Grady
Name:	E. Joseph Grady
Title:	Senior Vice President and Chief Financial Officer